Exhibit 4

STOCK PURCHASE AGREEMENT

This AGREEMENT is made as of January 14, 2015, by and between Raymond C. Dabney (the "Purchaser"), an individual having an address of Suite 900-555 Burrard St., Vancouver, BC V7X 1M8 and Castor Management Services, Inc. (the "Seller"), a company incorporated under the laws of Nevada, having an address at 9107 Wilshire Blvd, Suite 450, Beverly Hills, CA 90210.

W I T N E S S E T H :

WHEREAS, the Seller is the record holder of an aggregate Ten Million (10,000,000) shares of the common stock represented on share certificate 1040 dated July 11, 2013 (the “Shares”) of ImmunoClin Corporation [formerly Pharma Investing News, Inc.] (the “Company”, OTCQB: IMCL); with an address of 1800 Wyoming Avenue NW, 3rd Floor Washington, DC 20009 USA.

WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares for the Purchase Price (as hereinafter defined) and upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  SALE OF THE SHARES:

1.1    The Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, the Shares.

2.  CONSIDERATION

2.1   Consideration. The purchase price for the Shares shall be an amount in cash equal to Ten Thousand ($10,000) U.S. dollars or $0.001 per share (the “Purchase Price”).

2.2   Payment of the Purchase Price. The Purchaser has paid the Purchase Price in full as of the date of the Agreement. (See also Section 9 and 10 below.)

2.3   Delivery of the Certificate. In consideration of the Purchase Price, Seller shall simultaneously deliver, or cause to be delivered, to Purchaser the stock representing the Shares to be registered in Purchaser's name thereby evidencing the purchase of the Shares.

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3.  REPRESENTATIONS AND WARRANTIES

3.1   Representations of Seller. Seller represents and warrants that:

The Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated by this agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement.

To the best of Seller’s knowledge, there is no prohibition against the resale of the Shares by Purchaser.

The Seller, is an affiliate and control person of the Company. The Seller is required to file the necessary insider reports with the U.S. Securities and Exchange Commission and such other regulatory bodies as required in regards to the sale of the Shares.

This Agreement and each of the ancillary documents has been duly and validly executed and delivered by Seller and constitutes a legal, valid and biding obligation of the Seller, enforceable in accordance with their respective terms and subject to the applicable laws.

3.2   Representations of Purchaser. Purchaser represents and warrants that:

Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated by this agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

This Agreement and each of the ancillary documents, including the Certificate, has been duly and validly executed and delivered by Purchaser and constitutes legal, valid and biding obligation of the Purchaser, enforceable in accordance with their respective terms and subject to the applicable laws.

The Purchaser is required to file the necessary insider reports with the U.S. Securities and Exchange Commission and such other regulatory bodies as required in regards to the purchaser of the Shares that will make the Purchaser an affiliate and insider of the Company.

4.  NOTICES.

4.1  All notices and other communications given or made pursuant to this Agreement shall be in writing or email and shall be deemed effectively given:

(i) upon personal delivery to the party to be notified,

(ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day,

(iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or

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(iv) One (1) day after email or deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent by mail or email to:

If to Purchaser:	Raymond C. Dabney
Suite 900-555 Burrard St.
Vancouver, BC V7X 1M8

If to Seller:	Castor Management Services, Inc.
9107 Wilshire Blvd, Suite 450
Beverly Hills, CA 90210

or to such other address as may have been furnished to Purchaser by Seller or to Seller by Purchaser, as the case may be.

5.  APPLICABLE LAW. GOVERNING LAW.

5.1  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without giving effect to its choice of law principles.

6.  SUCCESSORS AND ASSIGNS; THIRD PARTY RIGHTS.

6.1  This Agreement shall be binding and inure to the benefit of the parties hereto and their respective heirs and legal representatives. No party may assign his rights hereunder. Except as otherwise provided in this Agreement, nothing shall be deemed to create any right with respect to any person or entity not a party to this Agreement.

7.  FURTHER ASSURANCES.

7.1  Each of the parties hereto agree, at any time and from time to time, upon the reasonable request of the other party, to perform, execute, acknowledge and deliver all such further acts, deeds, assignments, conveyances, instruments or powers of attorney as may be necessary or appropriate to carry out the provisions of this Agreement.

8.  AUTHORITY TO BIND.

8.1  Each of the parties has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

9.  TERMINATION.

9.1  Neither party may terminate this Agreement.

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10.  MISCELLANEOUS.

10.1 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the Clark County Courts in the Las Vegas, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.2   Proper legal advice. The Parties acknowledge that they have obtained proper advice from Canadian and U.S. legal experts on the legal consequences of this Agreement, before it was executed.

10.3 Entire Agreement. The Parties agree that this Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto including without limitation any term sheets, letters of intent and memoranda of understanding. Due to the multiple drafters and revisions to this Agreement, contra proferentem shall not apply to this Agreement.

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13.12  Counterparts. This Agreement may be executed in counterparts, including electronically signed counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Counterparts are deemed original whether transmitted by courier, facsimile, or other generally accepted electronic means.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

PURCHASER		SELLER

By:	/s/ Raymond C. Dabney	By:	/s/ Mark Jordan
	Raymond C. Dabney		Castor Management Services Inc.
Mark Jordan, President

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CASTOR MANAGEMENT SERVICES, INC.

9107 WILSHIRE BLVD, SUITE 450

BEVERLY HILLS, CA 90210

January 14, 2015

Raymond C. Dabney

Suite 900 - 555 Burrard St.

Vancouver, BC V7X 1M8

RE: Confirmation of Receipt of Consideration for Stock Purchase

Dear Sirs,

We hereby confirm that Castor Management Services, Inc. has received $10,000 as full and valuable consideration for the purchase of 10,000,000 shares of common stock in ImmunoClin Corporation under the Stock Purchase Agreement as of the date of this letter.

Sincerely,
CASTOR MANAGEMENT SERVICES, INC.

/s/ Mark Jordan
Mark Jordan